Exhibit 16

KPMG

     New Jersey Headquarters                              Telephone 973 467 9650
     150 John F. Kennedy Parkway                          Fax 973 467 7930
     Short Hill NJ  07078





April 30, 1999




Return Receipt No. Z 220909 060

Office of the Chief Accountant
SECPS Letter Files
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Tofutti Brands Inc. and, under the date of March 16, 1999, we reported on the financial statements of Tofutti Brands Inc. as of December 26, 1998 and December 27, 1997 and for the fifty-two week periods then ended. On April 26, 1999 our appointment as principal accountants was terminated. We have read Tofutti Brand Inc.'s statements included under Items 4 (ii) through 4 (vi) in its Form 8-K/A-1 dated April 26, 1999 and filed on April 30, 1999, and we agree with such statements.


Very truly yours,

/s/KPMG LLP